EXHIBIT 1

JOINT FILING AGREEMENT

     The undersigned hereby agree to the joint filing of the Schedule 13D to which this Agreement is attached.

Dated: July 9, 2010

THE JENSEN REVOCABLE TRUST
DATED JANUARY 25, 2007

By	Carolyn L. Jensen*
Carolyn L. Jensen
Trustee

By	Kurt A. Jensen*
Kurt A. Jensen
Trustee

Kurt A. Jensen*
Kurt A. Jensen

Carolyn L. Jensen*
Carolyn L. Jensen

*By:	/s/ Steven D. Bonham
Steven D. Bonham
Attorney-in-Fact for Kurt A. Jensen
Attorney-in-Fact for Carolyn L. Jensen